May 21, 2002

To:  Ladish Co., Inc. Employees Required to Certify Compliance with Subject
     Policy

From: Wayne E. Larsen, Vice President Law/Finance


Subject: LADISH CO., INC. POLICIES REGARDING - I. CONFLICT OF INTEREST, II. COMPLIANCE WITH ANTITRUST LAWS, III. IMPROPER PAYMENTS, IV. FALSIFICATION OF RECORDS, AND V. INSIDER TRADING


I.   CONFLICT OF INTEREST

     A. Policy - It is the policy of Ladish to prohibit employees from obtaining a personal financial interest in any company, or transaction, with which Ladish is doing business. Further, employees shall not use or disclose confidential, nonpublic information of Ladish for their own personal, financial benefit.

     B. Guidelines - The following activities and examples are provided to assist employees in identifying potential problems in this area. The list is not all inclusive and employees are encouraged to refer any questions in this area to corporate legal.

          1. Employees should not, directly or indirectly, solicit or accept any gift, payment, excessive entertainment, loan, service or anything of value from any person or company which does, or seeks to do, business with Ladish.

          2. General transactions between Ladish and businesses in which an employee, or a member of his immediate family, has a substantial interest should be avoided.

          3. Employees should not serve, or be associated in any capacity with any person or concern which does business with Ladish or competes with Ladish.

          4. Employees must not use corporate assets for their own personal benefit.

          5. The use or disclosure of nonpublic, confidential or inside information of, or about, the Company by an employee is prohibited.

          6. Ladish employees may have ownership interests in concerns which do business with Ladish providing that ownership interest is not of sufficient size (5% or more) as to render the Ladish employee a controlling person of the concern.

II.  COMPLIANCE WITH ANTITRUST LAWS

     A. Policy - It is Ladish's policy that the federal and state antitrust laws be complied with by all employees. A violation of these laws can be a criminal, as well as a civil, offense and can subject the employee and Ladish to significant penalties and possible imprisonment of the employee.

     The basic federal and state antitrust laws are set forth in statutes which appear to be relatively simple. In reality this area of the law is extremely complex as a result of many

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Ladish Co., Inc. Policies (cont'd)                                  May 21, 2002


     years of court interpretation. Thus, even seemingly innocuous questions in this area should be referred to corporate legal for review.

     B. Guidelines - A general guideline by which to base your conduct in this area is "to conduct your business in an independent, ethical manner, without the aid or assistance of any competitor." The following list of guidelines is intended to be a starting point and is not all inclusive. Particular problems should be directed to corporate legal.

          1. Don't attend any meetings, discussions or informal gatherings where a competitor is present and at which prices are discussed or mentioned.

          2. Don't exchange any price information with a competitor at any time, whether during business hours or not.

          3. Don't talk to or with competitors about terms or conditions of sale, production levels, distribution practices, or territories of sale.

          4. Don't talk to competitors about dividing up product markets, geographic markets, or customers.

          5. Don't be a member of a trade association where prices are discussed or mentioned and leave immediately if someone begins to talk about price or other terms and conditions of sale.

          6. Don't tell your customer to whom or at what price he must resell your product.

          7. Don't restrict the selling territory of any customer.

          8. Don't charge two competing customers different prices for the same product, unless the lower price is cost justified or meeting of a competitive price.

          9. Don't try to justify different prices to two competing customers at the same level of distribution (e.g. wholesalers) by attempting to say one is at a different level of distribution (e.g. retailer) if there is no substantial difference in their actual function.

          10. Don't offer to furnish advertising or promotional allowances or services to a customer unless you also make these available to all competing customers.

          11. Don't prohibit a customer from buying a competitor's product.

          12. Don't require a customer to buy an unwanted product in order for him to be able to buy the product he wants from you.

          13. Don't use your buying power as an aid to selling your products to your suppliers.

          14. Don't use loose talk when dealing with competitors; remember that such conversations can be illegal under the antitrust laws.

          15. Don't agree with competitors (a) to fix price of a bid on a job or
          (b) who will bid on particular jobs, or (c) to refuse to bid on jobs.


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Ladish Co., Inc. Policies (cont'd)                                  May 21, 2002

III. IMPROPER PAYMENTS

     A. Policy - It is the policy of Ladish to conduct its business with the highest integrity and in strict compliance with the letter and the spirit of the law. As such, Ladish expects its employees to comply with the law in all matters and to refrain from assisting others to violate or improperly evade the laws of this, or any other, country.

     Should an employee of Ladish fail to comply with this policy and intentionally violates the law, that act will constitute grounds for dismissal with cause. In addition, Ladish will have no further obligation to provide a defense for the individual or indemnify him/her for said acts.

     B. Guidelines - The following acts are considered to be improper business payments and employees are prohibited from entering into any transaction on behalf of Ladish which would provide for:

          1. Bribes, payoffs or kickbacks made directly or indirectly to obtain an advantage in a commercial transaction.

          2. Gifts, gratuities, entertainment or similar payments, except to the extent customary and provided they are reasonable in amount (gifts and gratuities - either given or received shall not exceed $25.00 in value) and not in consideration for any improper action by the recipient.

          3. No gratuity or gift may be provided to an employee of the Unites States Government, or any branch, agency or department thereof.

          4. Agency or distributor commissions or discounts, and consulting or professional fees, not reasonably related in value to the services performed.

          5. Corporate political contributions, direct or indirect, to any party or campaign in the United States or from within the United States to any foreign candidate, party or campaign.

IV.  FALSIFICATION OF RECORDS

     A. Policy - It is the policy of Ladish to comply with the contractual commitments it undertakes with its customers, including the United States Government. A portion of that commitment is to assure that the customers are receiving what was contractually required and that all representations regarding the products are accurate and complete. The intentional concealment of defective material or falsification of records could threaten lives and may likely subject the individual and the Company to criminal and civil prosecution.

     B. Guidelines - The following activities and examples are provided to assist employees in identifying potential problems in this area. The list is not all inclusive and employees are encouraged to refer any questions in this area to corporate legal.

          1. Employees must not willfully conceal defective work or misrepresent the quality of the work or the material.

          2. No document, or entry thereon, is to be falsified or intentionally altered. This includes certifications, shop records, test reports, correspondence, etc.

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Ladish Co., Inc. Policies (cont'd)                                  May 21, 2002

          3. Unless appropriate permission has been received from the customer, or the author of the requirement, there should be no deviation from contract requirements, including specifications, drawings, etc.

V.   INSIDER TRADING

     A. Policy - It is Ladish policy that federal and state securities laws be complied with by all employees. This area of the law is extremely complex and a violation of these laws can subject an employee and Ladish to material penalties and possible imprisonment of the employee. Particular questions should be addressed to corporate legal.

     B. Guidelines - The federal securities laws prohibit you from purchasing and selling the Company's stock while in possession of "material" nonpublic information about Ladish. "Material" information generally means information which is likely to have an impact on the market price or trading volume of Ladish stock. The following guidelines are not all inclusive and any questions should be referred to corporate legal.

          1. Avoid buying or selling Ladish stock within two weeks prior to and after the end of a fiscal quarter until three days after the Company publicly announces earnings.

          2. Do not disclose "material" information to third parties outside of Ladish. It could subject you and the recipient to liability for "tipping."

          3. The only persons authorized to discuss the financial performance of the Company with analysts or the investment community are the CEO and CFO.

          4. Purchases of Ladish stock through an independent vehicle, such as a mutual fund, are not as strictly controlled as individual purchases of Ladish stock directly.

          5. Any questions in this area should be referred to corporate legal.


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